Filed Pursuant to Rule 424(b)(3)

Registration No. 333-261711

PROSPECTUS SUPPLEMENT NO. 3

(To Prospectus dated December 28, 2021)

89,684,876 Shares of Common Stock

7,666,667 Warrants

This prospectus supplement supplements the prospectus dated December 28, 2021 (as supplemented to date, the “Prospectus”), which forms part of our Registration Statement on Form S-1 (No. 333-261711) filed with the Securities and Exchange Commission (the “SEC”) on December 17, 2021 and declared effective by the SEC on December 28, 2021. This prospectus supplement is being filed to update the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the SEC on March 21, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus relates to the offer by us, and the resale by the Selling Securityholders (as defined in “Selling Securityholders” in the Prospectus) of: (i) up to 7,666,667 shares of common stock, par value $0.0001 per share, of Solid Power, Inc. (“Common Stock”) issuable upon the exercise of an aggregate of 7,666,667 warrants held by Decarbonization Plus Acquisition Sponsor III LLC, a Delaware limited liability company (the “Sponsor”), and certain former independent directors, each of which is exercisable at a price of $11.50 per share (collectively, the “Private Placement Warrants”) and (ii) up to 11,666,667 shares of Common Stock issuable upon the exercise of 11,666,667 warrants, each of which is exercisable at a price of $11.50 per share (the “Public Warrants”).

The Prospectus also relate to the resale from time to time by the Selling Securityholders of up to: (i) 45,760,373 shares of Common Stock consisting of (a) an aggregate of 8,750,000 shares of Common Stock held by the Sponsor and certain former independent directors and (b) an aggregate of 37,010,373 shares of Common Stock beneficially owned by certain former stockholders of Solid Power Operating, Inc., (ii) an aggregate of 19,500,000 shares of Common Stock purchased at Closing (as defined in the Prospectus) by a number of subscribers pursuant to separate subscription agreements, (iii) up to 5,091,169 shares of Common Stock issued to Douglas Campbell upon his exercise of options to purchase shares of Common Stock and (iv) the 7,666,667 Private Placement Warrants.

Our Common Stock and Public Warrants are listed on the Nasdaq Global Select Market under the symbols “SLDP” and “SLDPW,” respectively. On March 18, 2022, the closing price of our Common Stock was $8.63 and the closing price for our Public Warrants was $2.19.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements to it.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. In reviewing the Prospectus, you should carefully consider the matters described under the heading “Risk Factors” beginning on page 7 of the Prospectus.

You should rely only on the information contained in the Prospectus, this prospectus supplement or any additional prospectus supplements to the Prospectus. We have not authorized anyone to provide you with different information.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 21, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 17, 2022

Solid Power, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-40284	86-1888095
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

486 S. Pierce Avenue, Suite E Louisville, Colorado	80027
(Address of principal executive offices)	(Zip code)

(303) 219-0720

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	SLDP	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of common stock at an exercise price of $11.50	SLDPW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2022, Robert M. Tichio provided notice to the board of directors (the “Board”) of Solid Power, Inc. (the “Company”) that, in light of his substantial commitments to Riverstone Holdings LLC (“Riverstone”) and service on the boards of several Riverstone portfolio investments, he has decided not to stand for re-election at the Company’s 2022 annual meeting of stockholders. Mr. Tichio has served as a Class I member of the Board and as the chairperson of the Company’s Nominating and Corporate Governance Committee. Mr. Tichio’s decision not to stand for re-election was not the result of any disagreement with the Company.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: March 21, 2022

SOLID POWER, INC.

By:	/s/ James Liebscher
Name: James Liebscher
Title: Chief Legal Officer and Secretary